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                                                                    EXHIBIT 10.3


                          LOUISIANA HEALTH CARE GROUP
                  2003 KEY EMPLOYEE EQUITY PARTICIPATION PLAN




I.       Plan Purpose

         To advance the interest of LHC GROUP, LLC ("LAHCG") by motivating key executives to remain in the employ of LAHCG and to increase the value of LAHCG, through relating a portion of total executive compensation to the growth and development of LAHCG.

II.      Definitions

         "Board" means the Board of LAHCG.

         "Cause" means the termination of a Participant's employment by LAHCG due to: (1) any violation of law (2) any breach or violation of, or failure to perform according to, any of LAHCG standards of conduct, code of ethics, procedures or policies, as adopted or changed by LAHCG from time to time or (3) any failure to perform the requirements of the Participant's position with LAHCG.

         "Change of Control" means an acquisition by any non-affiliated single person or group of more than 50% of LAHCG.

         "Competing Firm" means any company or entity doing business in the health care industry in the United States and which is involved with products or services which may be in competition with any product marketed or under development by LAHCG.

         "Disability" means the complete and permanent inability of a Participant to substantially perform the essential functions of the Participant's job.

         "Free Cash Flow" (EBITDA plus Participation Equity Participation Plan accrued expenses) less (capital expenditures, capital acquisitions, dividends, scheduled principal & interest payments, taxes, increase in working capital, and any additional amounts required by banks to be paid).

         "Participant" means a person who is designated by the Board as eligible to receive Participation Equity Units under this Plan. Eligible Participants may include employees of LAHCG as well as any other companies designated by the Board.

         "Participation Equity Units" means the number of units a Participant holds, where 10,000,000 Units are equal to 100% of the Company Value.


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          "Plan" means this 2003 Key Employee Equity Participation Plan.

          "Reset Event" means either an IPO or a Sale of LAHCG. At the discretion of the Board, a Reset Event may also include an IPO or Sale of one or more LAHCG subsidiaries, but less than all of LAHCG.

          "Reset Value" means the value per Participation Equity Unit as calculated at the date of the Reset Event.

          "Retirement" means the resignation of the Participant at or after the age of 65.

III.     Eligibility

         Executive officers and other key employees of the Company may be considered for participation in the Plan. The Board must approve any award under this Plan in advance.

IV.      Participation Equity Units Reserved for Plan

         Up to 6.5% or 650,000 Units of the LAHCG market value will be reserved and may be awarded under the Plan to eligible participants in the form of Participation Equity Units. Participation Equity Units have no voting rights or any other right of ownership, and shall only entitle the recipient to receive cash compensation based on the provisions provided in this Plan.

V.       Awards

         An eligible individual may receive an award at any time, with the prior approval of the Board.

         Each award will specify the number of Participation Equity Units and the award date.

         Participation Equity Units applies to the market value of LAHCG, per paragraph VIII.


VI.      Vesting

         Participation Equity Units will vest based upon the following schedule and will also apply to Converted Participation Equity Units:


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

         Years Following Award Date                 Portion of the Award
                New Units                             that is vested
                ---------                             --------------
                   0                                         0%
                   1                                        10%
                   2                                        25%
                   3                                        50%
                   4                                        75%
                   5                                        100%

VII.     Valuation of Participation Equity Units

         The value of Participation Equity Units will be determined on an annual basis by the Board as supported by a third party accredited valuation firm.

         The value of the Participation Equity Units for each Participant will be based on the value determined by the Board and expressed as a percentage of 10,000,000 Units or 100% of the Company.

         For example, the Company is valued at $20,000,000. Each unit would be worth $20 ($20,000,000 /10,000,000 Units).

         Upon a reset event, the market value of LAHCG will be equal to the negotiated price.

VIII.    Loans While Employed

         Participants may borrow up to 40% of his/her vested value with a loan secured by the Participant's Participation Equity Units.

         Interest will be accrued and payable to LAHCG at the "Applicable Federal Rate" (currently 3.46%) established by the Internal Revenue Service, and must be paid annually.

         If, at any time, the loan value plus accrued interest exceeds 60% of the participant's vested value, the excess loan amount may be callable at the discretion of the Board. The Board, acting on behalf of LAHCG, may call such loan amounts by providing written notice 90 days in advance of the call date. At the discretion of the Board, the recalled portion of the loan may be collected by deducting future bonus payments. Any default on the call of the loan will result in forfeiture of the Participation Equity Units.

IX.      Reset Event

         Upon the occurrence of a Reset Event all outstanding Participation Equity Units not yet vested shall become fully vested, and the following shall apply:

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         1)       If the Reset Event is a Sale for cash, each previously granted
                  Participation Equity Unit shall be redeemed as of, or no later than 90 days after, the closing of the Sale, for cash equal to the Participation Equity Unit's Reset Value. If the Reset
                  Event is a Sale for stock, each previously granted Participation Equity Unit shall be redeemed as of, or no later than 90 days after, the closing of the Sale, for stock having a value equal to the Participation Equity Unit's Reset Value. If the Reset Event is a Sale for a combination of stock and cash, the payment will be equal to the stock/cash ratio. The Reset Value equals the fair market value of the consideration received in the Sale. The provisions of this section shall only apply if the Sale is closed.

         2) If the Reset Event is an IPO, the Board shall either convert the Participation Equity Units to Public Shares, (with such conversion factor or exchange rate to be established by the Board in their sole discretion), or take such other action as the Board determines as appropriate in their sole discretion. It is the intention of LAHCG that the Participant's Participation Equity Units be treated similar to and on a pro rata basis to those Units held by the Members of LAHCG with regard to any applicable restrictions on the Units of LAHCG pursuant to the IPO or applicable state or federal securities laws.

X.       Repurchase

         The Board shall have the right, at any time, to offer to purchase, all or a portion of the Participation Equity Units (whether vested or non-vested), per the valuation of Participation Equity Units as described in paragraph VIII.

XI.      Performance Requirements

         In the event a Participant does not fulfill stated performance requirements as reviewed by the Board, the Board shall have the right to a) recall non-vested Participation Equity Units, b) extend the vesting period for non-vested Participation Equity Units, and/or c) provide payment for the value of vested Participation Equity Units as defined by Paragraph XIII, not exceed the value determined upon the date of Participation Equity Unit termination.

XII.     Payout upon Termination of Employment

         Upon termination of employment for reasons other than Cause, death, Disability or Retirement the participant's Participation Equity Units shall revert to Treasury, and the vested value shall be payable in five installments as follows:

            Payment Date                           Amount
            Within 90 days of Termination Date     20% of Vested Value
                                                   minus outstanding loans &
                                                   interest

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            1st Anniversary of Termination   20% of Vested Value less remaining
                                             outstanding loans & interest

            2nd Anniversary of Termination   20% of Vested Value less remaining
                                             outstanding loans & interest

            3rd Anniversary of Termination   20% of Vested Value less remaining
                                             outstanding loans & interest

            4th Anniversary of Termination   20% of Vested Value less remaining
                                             outstanding loans & interest

         At the Board's sole discretion, payments may be made in one lump sum.

         Any Participation Equity Units not vested shall revert to the Treasury as Participation Equity Units reserved for future awards.

         In the event annual Free Cash Flow less any Plan payments falls below $2,000,000 or is reduced to a level that triggers loan covenants, the payments shall be suspended until such time as the Free Cash Flow exceeds $2,000,000 and increases to a level to satisfy any loan covenants. However, in no case, with the exception of a Reset Event, should distributions including loan payments exceed 20% of LAHCG annual Free Cash Flow, or otherwise be paid to Participants subsequent to events listed in Paragraph XIV.

         Each installment amount will be based upon the then current valuation as determined by the Board.

         Terminations for Cause shall result in the forfeiture of all payments under the Plan and will include the repayment of all outstanding loans and interest by the Participant to LAHCG.

         Payouts will be in cash, with applicable federal/state withholding, and payroll taxes deducted.

XIV.     Retirement, Death, or Disability

         After 3 years of employment with the Company, and upon the occurrence of Retirement:

                  1. all Participation Equity Units of the Participant not yet vested shall fully vest upon the expiration of two years after the date of

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                           Retirement provided that the Participant has not
                           worked (whether full time or part time) for a Competing firm during this two year period in accordance with the terms of the Non-competition Agreement between Participant and LAHCG;

                  2. the Participant shall not be eligible for future grants of Participation Equity Units

                  3. The Participation Equity Units will be payable upon the date of retirement per the schedule detailed in section XII.

          After 3 years of employment with the Company, and upon the occurrence of a Participant's death or Disability:

                  1. all Participation Equity Units of the Participant not yet vested shall fully vest; and

                  2. the Participant shall not be eligible for future grants

                  3. the Participation Equity Units will be payable upon the date of death or Disability per the schedule detailed in section XII, or may be paid in a lump sum upon the date per the discretion of the Board.

XV.      Administration

         The Plan shall be administered by the Board and all interpretations and decisions made by the Board shall be final.

         LAHCG will maintain an account on the books of LAHCG recording the current value and status of any loans.

         Each participant will annually receive a statement showing their vested and unvested values and the status of any outstanding loan.

XVI.     Effective Date

         The effective date of the Plan is April 1, 2003 although the Board may make awards whose award date is earlier than the effective date. The Plan shall remain in effect until terminated by the Board or Reset Event.